EXHIBIT 99.1

AMENDMENT TO
PROMISSORY NOTE

This Amendment is made on October 1, 2010 (the “Amendment”) by and between Latteno Food Corp. (formerly, B&D Food Corp.), a Delaware corporation (the “Company”), and Seth Farbman (the “Purchaser”).

WHEREAS, the Company and the Purchaser are parties to a Promissory Note dated May 2, 2008 (the “Note”);

WHEREAS, Note provides that the principal amount of $1,000,000.00 plus accrued interest will mature and be due and will be paid on May 1, 2010 (the “Maturity Date”).

WHEREAS, the parties to that Note now desire to amend and extend the Maturity Date until May 1, 2011;

WHEREAS, the Purchaser acknowledges that the Company has paid to the Purchaser all accrued interest due to the Purchaser up to and including October 1, 2010; and

WHEREAS, all capitalized terms not hereinafter defined shall have the meaning ascribed to them in the Note.

NOW, THEREFORE, in consideration of the mutual promises herein contained and intending to be legally bound, the parties hereby amend the Note and do mutually agree as follows:

1.    The first paragraph of the Note shall be amended as follows:

a.
FOR VALUE RECEIVED, B&D Food Corporation a Delaware corporation, (the “Maker”), promises to pay Seth Farbman or his assigns (the “Holder”) the principal sum of $1,000,000, together with interest on the unpaid principal balance of this Note from time to time outstanding at the rate of 8% per year, compounded annually, until paid in full. Interest on this Note shall be paid computed on the basis of a year of 365 days for the actual number of days elapsed. All payments by the Maker under this Note shall be in immediately available funds. Subject to the repayment provisions set forth herein, all principal and accrued interest shall be due and payable on May 1, 2011. This Note shall be convertible at any time, at the discretion of the Holder, into shares of Maker’s common stock at a price of $1.00 per share (the “Conversion Price”).

2.    All other terms and conditions of the original Agreement shall remain in full force and effect.

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IN WITNESS WHEREOF, the parties have executed and delivered this Amendment on the day and year first above written.

COMPANY

Latteno Food Corp.

By:	/s/ Daniel Ollech
Name: Daniel Ollech
Title: Chief Executive Officer

PURCHASER

By:	/s/ Seth Farbman
Name: Seth Farbman

[SIGNATURE PAGE TO AMENDMENT TO PROMISSORY NOTE]